EXHIBIT 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of April 12, 2010 (the “Execution Date”), between STERLING JEWELERS, INC., a Delaware corporation (the “Company”), and RONALD W. RISTAU (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company is a wholly-owned subsidiary of Signet Jewelers Limited  (“Signet”); and

WHEREAS, the Company desires to engage the services of the Executive in the capacity of Chief Financial Officer designate of Signet from the Start Date (as hereinafter defined) until June 25, 2010, and Chief Financial Officer of Signet as of June 26, 2010, and the Executive desires to provide services in such capacity to Signet, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.   Employment and Term.

(a)   The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, in the capacities and on the terms and subject to the conditions set forth herein from April 15, 2010 (the “Start Date”) until the date on which the Executive sustains a Termination of Employment (the “Term of Employment”).  For purposes of this Agreement, (i) “Termination of Employment” shall mean the Executive’s “separation from service” with the Company, Signet and any entity required to be aggregated with the Company and/or Signet under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.409A-1(h), applied by using the default rules contained therein, including, but not limited to, the default rules contained in Treasury Regulation Section 1.409A-1(h)(3), and through incorporation of the following rules: (A) the employment relationship is treated as continuing intact while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Company, Signet and/or any entity required to be aggregated with Company or Signet under Treasury Regulation Section 1.409A-1(h)(3); (B) a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services for the Company, Signet and/or any entity required to be aggregated with Company or Signet under Treasury Regulation Section 1.409A-1(h)(3); and (C) if the period of leave exceeds six months and the Executive does not retain a right to reemployment, the Executive’s Termination of Employment date shall be deemed to be the first date immediately following such six-month period; (ii) the “Performance Period” shall mean the performance period or words of similar import contained in the

LTIP (as hereinafter defined); (iii) the “Proration Factor” shall be, (A) in the case of an Annual Bonus (as hereinafter defined), the quotient obtained by dividing the number of business days worked during the applicable Fiscal Year of Signet in which the Termination of Employment occurs by the number of business days in such Fiscal Year, and (B) in the case of a Long Term Bonus (as hereinafter defined), the quotient obtained by dividing the number of business days worked during the Performance Period within which the Termination of Employment occurs by the total number of business days comprising the Performance Period; and (iv) the Fiscal Year as of the date hereof means the approximately year-long period ending on the Saturday closest to January 31.

(b)   The Company may terminate the Executive’s employment hereunder without Cause (as hereinafter defined) at any time by notifying the Executive in writing.  In the event the Company terminates the Executive’s employment without Cause, the Company shall have no further obligations hereunder except to (i) pay the Executive his Base Salary (as defined in Section 3 below) through such date of Termination of Employment in accordance with the standard payroll practices of the Company; (ii) pay the Executive for any Annual Bonus (as defined in Section 3 below) (which Annual Bonus shall be paid to the Executive in a single lump sum during the period commencing on the 15th of April and ending on the 31st of May immediately following the end of the applicable Fiscal Year of Signet coinciding with or ending immediately prior to the Termination of Employment) and/or Long Term Bonus (as defined in Section 3 below) (which amount shall be paid in accordance with the terms of the long term incentive plan(s) for executive officers of the Company or Signet, as applicable (the “LTIP”), then in effect, as approved by the Compensation Committee of Signet or its designee) that has been earned under the applicable plan or arrangement by Executive for a completed applicable Fiscal Year (or, in the case of the Long Term Bonus, a completed applicable Performance Period) ending immediately prior to the effective date of the Executive’s Termination of Employment but which remain unpaid as of the date of such Termination of Employment; (iii) pay the Executive the pro-rata portion, based upon the applicable Proration Factor, of the Annual Bonus for the Fiscal Year of Signet in which the Termination of Employment occurs earned as of such date of Termination of Employment (which Annual Bonus shall be determined based on actual performance and shall be paid to the Executive in a single lump sum during the period commencing on the 15th of April and ending on the 31st of May following the end of the Fiscal Year of Signet coinciding with or immediately following the date of the Termination of Employment); (iv) pay the Executive the pro-rata portion, based upon the applicable Proration Factor, of the Long Term Bonus for the Performance Period in which the Termination of Employment occurs earned as of such date of Termination of Employment (which amount shall be determined based on actual performance and paid following the close of such Performance Period in accordance with the terms of the LTIP, as approved by the Compensation Committee of Signet or its designee); (v) pay the Executive for any vacation days for the vacation year (currently based on a 12-month period ending October 31) in which the Termination of Employment occurs earned but not used by the Executive as of the date of Termination of Employment (“Unused Vacation Days”) in a single lump sum in accordance with standard payroll practices of the Company no later than the second pay date following the Termination of Employment; (vi) continue to pay to the Executive his Base Salary in effect on the date of the Executive’s Termination of

Employment for twelve (12) months following such date, in accordance with the Company’s standard payroll practices of the Company, with each such payment hereby designated a separate payment for purposes of Section 409A of the Code and with the first payment being made in accordance with the provisions of Section 4(f) below; and (vii) provide the Executive any other accrued but unpaid benefits to which the Executive is entitled under Sections 3(b), (c), (d), and (f) hereof in accordance with the terms and conditions of the applicable plan or policy.  The Executive shall continue to have the obligations provided for in Sections 7 and 8 hereof.  For purposes of this Agreement, a termination of employment without Cause shall not include any termination of employment set forth in Section 4 hereof.

(c)   The Executive’s employment may also be terminated by the Executive for any reason, other than as provided in Section 4, at any time upon 90 days’ prior written notice to the Company.  Upon such termination, the Company shall have no further obligations hereunder except to (i) pay the Executive his Base Salary (as defined in Section 3 below) through such date of Termination of Employment in accordance with the standard payroll practices of the Company; (ii) pay the Executive for any Annual Bonus (as defined in Section 3 below) (which Annual Bonus shall be paid to the Executive in a single lump sum during the period commencing on the 15th of April and ending on the 31st of May immediately following the end of the applicable Fiscal Year of Signet coinciding with or ending immediately prior to the Termination of Employment) and/or Long Term Bonus (as defined in Section 3 below) (which amount shall be paid in accordance with the terms of the LTIP, then in effect, as approved by the Compensation Committee of Signet or its designee) that has been earned under the applicable plan or arrangement by Executive for a completed applicable Fiscal Year (or, in the case of the Long Term Bonus, a completed applicable Performance Period) ending immediately prior to the effective date of the Executive’s Termination of Employment but which remain unpaid as of the date of such Termination of Employment; (iii) pay the Executive for any Unused Vacation Days in a single lump sum in accordance with standard payroll practices of the Company no later than the second pay date following the Termination of Employment; and (iv) provide the Executive any other accrued but unpaid benefits to which the Executive is entitled under Sections 3(b), (c), (d), and (f) hereof in accordance with the terms and conditions of the applicable plan or policy. The Executive shall continue to have the obligations provided in Sections 7 and 8 hereof.

2.   Duties.  During the Term of Employment, the Executive shall serve as Chief Financial Officer designate of Signet until June 25, 2010, and Chief Financial Officer of Signet as of June 26, 2010.  The Executive shall report to the Chief Executive Officer of Signet.  The Executive shall serve Signet faithfully and to the best of his ability in such capacities, as determined in good faith by the Chief Executive Officer of Signet, devoting substantially all of his business time, attention, knowledge, energy and skills to such employment, provided, however, that, if elected, the Executive shall also serve during any part of the Term of Employment as any other officer or a director of the Company, Signet or any of their subsidiaries, without any compensation therefor other than as specified in this Agreement.  Service on boards of directors or similar boards shall be governed by the Company policy applicable to executive officers.

3.   Compensation and Benefits.  As full and complete compensation to the Executive for his execution and delivery of this Agreement and performance of the services required hereunder, the Company shall pay, grant or provide to the Executive during the Term of Employment, and the Executive agrees to accept:

(a)   (i) a starting base salary, payable in accordance with the Company’s standard payroll practices applicable to executive officers, of $650,000 per annum, to be reviewed annually by the Compensation Committee of Signet, on or about April 1st of each year, for possible salary increases in accordance with the practices of Signet for reviewing executive compensation (“Base Salary”); (ii) an annual bonus (the “Annual Bonus”) of up to 120% of Base Salary, in accordance with the annual bonus plan then in effect for executive officers of Signet, as approved by the Compensation Committee of Signet or its designee, which Annual Bonus shall be paid in a single lump sum during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable Fiscal Year of Signet, with the first such Annual Bonus being paid in respect of the Fiscal Year of Signet beginning on January 31, 2010 and ending on January 29, 2011, without proration in any manner to account for the Start Date occurring after January 31, 2010; and (iii) a long term incentive bonus with a target of 115% of Base Salary to be comprised of cash and/or equity-based awards (as determined in the sole discretion of the Compensation Committee of Signet, consistent with substantially similar awards granted to other executive officers), to be paid upon the conclusion of the Performance Period in accordance with the LTIP then in effect as approved by the Compensation Committee of Signet or its designee (the “Long Term Bonus”).  For avoidance of doubt, the initial Long Term Bonus shall be granted on or about the date of the first meeting of Signet’s Board of Directors coinciding with or immediately following the Start Date, for the Fiscal Year of Signet commencing on January 31, 2010 and ending on January 29, 2011, and if the Compensation Committee of Signet so approves, a Long Term Bonus shall be granted annually for each subsequent Performance Period.  The initial Long Term Bonus shall not be prorated in any manner to account for the Start Date occurring after January 31, 2010.

(b)   Medical/dental, long-term and short-term disability and life insurance benefits made available generally from time to time to executive officers of the Company;

(c)   Such deferred compensation benefits as may be made available generally from time to time to executive officers of the Company upon the authorization and approval of the Compensation Committee of Signet or its designee;

(d)   An amount equal to $2,792 per month for automobile benefits, in lieu of the provision of or reimbursement of costs related to an automobile;

(e)   Five weeks paid vacation per year or such greater amount as provided for in the policies and procedures of the Company as in effect from time to time for its executive officers, which vacation shall be earned in accordance with such policies and procedures; and

(f)   Such other perquisites and benefits as may be made available generally from time to time by the Company to executive officers of the Company.

No reimbursement or in-kind benefits provided under this Section 3 in respect of one taxable year shall affect the amounts payable in any other taxable year or shall be subject to liquidation or exchange for another benefit.  Any reimbursements made to the Executive pursuant to this Agreement or otherwise shall be paid no later than the last day of the year following the year in which the expense was incurred.

4.   Termination.

(a)   Disability.  In the event of any physical or mental disability during the Term of Employment which renders the Executive incapable of performing the services required of him for any period or periods aggregating six months during any twelve-month period (“Disability”), the Company shall have the right, upon thirty (30) days advance written notice to the Executive (which notice may be given prior to and subject to the occurrence of a Disability), to terminate the Executive’s employment hereunder.  Upon such Termination of Employment, the Company shall have no further obligations hereunder, except to (i) pay the Executive his Base Salary through such date of Termination of Employment in accordance with the standard payroll practices of the Company; (ii) pay the Executive for any Annual Bonus (which Annual Bonus shall be paid to the Executive in a single lump sum during the period commencing on the 15th of April and ending on the 31st of May immediately following the end of the applicable Fiscal Year of Signet coinciding with or ending immediately prior to the Termination of Employment) and/or Long Term Bonus (which amount shall be paid in accordance with the terms of the LTIP then in effect, as approved by the Compensation Committee of Signet or its designee) that has been earned under the applicable plan or arrangement by Executive for a completed applicable Fiscal Year (or, in the case of the Long Term Bonus, a completed applicable Performance Period) ending immediately prior to the effective date of the Executive’s Termination of Employment but which remain unpaid as of the date of such Termination of Employment; (iii) pay the Executive the pro-rata portion, based upon the applicable Proration Factor, of the Annual Bonus for the Fiscal Year of Signet in which the Termination of Employment occurs earned as of such date of Termination of Employment (which Annual Bonus shall be determined based on actual performance and shall be paid to the Executive in a single lump sum during the period commencing on the 15th of April and ending on the 31st of May following the end of the Fiscal Year of Signet coinciding with or immediately following the date of the Termination of Employment); (iv) pay the Executive for any Unused Vacation Days in a single lump sum in accordance with standard payroll practices of the Company no later than the second pay date following the Termination of Employment; and (v) provide the Executive any other accrued but unpaid benefits to which the Executive is entitled under Sections 3(b), (c), (d), and (f) hereof in accordance with the terms and conditions of the applicable plan or policy.  For purposes of this Section 4(a), the Executive’s Disability shall be determined in accordance with any long-term disability plan of or applicable to the Company that is then in effect, or if no such plan exists, in accordance with a medical examination performed by a physician selected by the Executive (provided that the Company shall have the right to consent to the selection of such physician, which consent shall not be unreasonably withheld).  The Executive shall continue to have the obligations provided in Sections 7 and 8 hereof.

(b)   Death.  In the event of the Executive’s death during the Term of Employment, the Term of Employment shall terminate immediately and the Company shall have no further obligations hereunder, except to (i) pay the Executive’s estate the Executive’s Base Salary through such date of Termination of Employment in accordance with the standard payroll practices of the Company; (ii) pay the Executive’s estate for any Annual Bonus (which Annual Bonus shall be paid to the Executive’s estate in a single lump sum during the period commencing on the 15th of April and ending on the 31st of May immediately following the end of the applicable Fiscal Year of Signet coinciding with or ending immediately prior to the Termination of Employment) and/or Long Term Bonus (which amount shall be paid in accordance with the terms of the LTIP then in effect, as approved by the Compensation Committee of Signet or its designee) that has been earned under the applicable plan or arrangement by Executive for a completed applicable Fiscal Year (or, in the case of the Long Term Bonus, a completed applicable Performance Period) ending prior to the effective date of the Executive’s Termination of Employment but which remain unpaid as of the date of such Termination of Employment; (iii) pay the Executive’s estate the pro-rata portion, based upon the applicable Proration Factor, of the Annual Bonus for the Fiscal Year of Signet in which the Termination of Employment occurs earned as of such date of Termination of Employment (which Annual Bonus shall be determined based on actual performance and shall be paid to the Executive’s estate in a single lump sum during the period commencing on the 15th of April and ending on the 31st of May following the end of the Fiscal Year of Signet coinciding with or immediately following the date of the Termination of Employment); (iv) pay the Executive’s estate for any Unused Vacation Days in a single lump sum in accordance with standard payroll practices of the Company no later than the second pay date following the Termination of Employment; (v) pay to the Executive’s estate his Base Salary in effect on the date of the Executive’s Termination of Employment for six (6) months following such date, in accordance with the Company’s standard payroll practices, with each such payment hereby designated a separate payment for purposes of Section 409A of the Code and with the first payment being made in accordance with the provisions of Section 4(f) below; and (vi) provide the Executive’s estate with any other accrued but unpaid benefits to which the Executive is entitled under Sections 3(b), (c), (d), and (f) hereof in accordance with the terms and conditions of the applicable plan or policy.

(c)   Cause.  The Company shall have the right to terminate the Executive’s employment under this Agreement for Cause (as hereinafter defined), effective upon the giving of notice (or such later date as shall be specified in such notice), and the Company shall have no further obligations hereunder, except to (i) pay the Executive his Base Salary through such date of Termination of Employment in accordance with the standard payroll practices of the Company; (ii) pay the Executive for any Annual Bonus (which Annual Bonus shall be paid to the Executive in a single lump sum during the period commencing on the 15th of April and ending on the 31st of May immediately following the end of the applicable Fiscal Year of Signet coinciding with or ending immediately prior to the Termination of Employment) and/or Long Term Bonus (which amount shall be paid in accordance with the terms of the LTIP then in effect, as approved by the Compensation Committee of Signet or its designee) that has been earned under the applicable plan or arrangement by Executive for a completed applicable Fiscal Year (or, in the case of the Long Term Bonus, a completed applicable Performance Period) ending prior to the effective date of the Executive’s Termination of Employment but which remain unpaid as of the date of such Termination of Employment; (iii) pay the Executive for any Unused Vacation Days in a single lump sum in accordance with standard payroll practices of the Company no later than the second pay date following the Termination of Employment; and (iv) provide the Executive any other accrued but unpaid benefits to which the Executive is entitled under Sections 3(b), (c), (d), and (f) hereof in accordance with the terms and conditions of the applicable plan or policy.  The Executive shall continue to have the obligations provided in Sections 7 and 8.

For purposes of this Agreement, “Cause” means:  (i) fraud, embezzlement, gross insubordination or any act of moral turpitude or misconduct, in each case, on the part of the Executive which materially adversely affects the business or reputation of Signet or the Company; (ii) conviction of or the entry of a plea of nolo contendere by the Executive for any felony; or (iii) (A) a material breach by the Executive of his duties, responsibilities or obligations under this Agreement that is not corrected within thirty (30) days following written notice thereof to the Executive by the Company or (B) the willful failure or refusal by the Executive to perform and discharge a specific lawful directive issued to Executive by Signet’s Board of Directors or Chief Executive Officer within a reasonable period of time, not to be less than two (2) business days, following written notice thereof to the Executive by the Company.

(d)   Constructive Termination; Change of Control.  If there is a Constructive Termination (as hereinafter defined) of the Executive, the Executive shall have the right by written notice to the Company within sixty (60) days following such Constructive Termination (except in the case of Section 4(e)(i), where written notice shall be required during the specified period) to terminate his employment hereunder, in which event the Company shall have no further obligations under this Agreement hereunder except to (i) pay the Executive his Base Salary through such date of Termination of Employment in accordance with the standard payroll practices of the Company; (ii) pay the Executive for any Annual Bonus (which Annual Bonus shall be paid to the Executive in a single lump sum during the period commencing on the 15th of April and ending on the 31st of May immediately following the end of the applicable Fiscal Year of Signet coinciding with or ending immediately prior to the Termination of Employment) and/or Long Term Bonus (which amount shall be paid in accordance with the terms of the LTIP, then in effect, as approved by the Compensation Committee of Signet or its designee) that has been earned under the applicable plan or arrangement by Executive for a completed applicable Fiscal Year (or, in the case of the Long Term Bonus, a completed applicable Performance Period) ending prior to the effective date of the Executive’s Termination of Employment but which remain unpaid as of the date of such Termination of Employment; (iii) pay the Executive the pro-rata portion, based upon the applicable Proration Factor, of the Annual Bonus for the Fiscal Year of Signet in which the Termination of Employment occurs earned as of such date of Termination of Employment (which Annual Bonus shall be determined based on actual performance and shall be paid to the Executive in a single lump sum during the period commencing on the 15th of April and ending on the 31st of May following the end of the Fiscal Year of Signet coinciding with or immediately following the date of the Termination of Employment); (iv) pay the Executive the pro-rata portion, based upon the applicable Proration Factor, of the Long Term Bonus for the Performance Period in which the Termination of Employment occurs earned as of such date of Termination of Employment (which amount shall be determined based on actual performance and paid following the close of such Performance Period in accordance with the terms of the LTIP, as approved by the Compensation Committee of Signet or its designee); (v) pay the Executive for any Unused Vacation Days in a single lump sum in accordance with standard payroll practices of the Company no later than the second pay date following the Termination of Employment; (vi) continue to pay to the Executive his Base Salary in effect on the date of the Executive’s Termination of Employment for twelve (12) months following such date (six (6) months in the event of a Constructive Termination within the meaning of Section 4(e)(i) below), in accordance with the Company’s standard payroll practices of the Company, with each such payment hereby designated a separate payment for purposes of Section 409A of the Code and with the first payment being made in accordance with the provisions of Section 4(f) below; and (vii) provide the Executive any other accrued but unpaid benefits to which the Executive is entitled under Sections 3(b), (c), (d), and (f) hereof in accordance with the terms and conditions of the applicable plan or policy.  The Executive shall continue to have the obligations provided in Sections 7 and 8 hereof following any Termination of Employment.

(e) For purposes of this Agreement:

“Constructive Termination” means the occurrence of any of the following events during the Term of Employment:  (i) the Executive’s resignation for any reason between May 1, 2011 and June 30, 2011; (ii) a material and adverse change in the Executive’s position, responsibilities and/or duties for Signet (including, without limitation, the removal of the Executive as Signet’s chief financial officer after June 26, 2010 or a change in the Executive’s line of reporting such that he no longer reports to Signet’s chief executive officer); (iii) a material reduction of the Executive’s Base Salary, other than a reduction that impacts substantially all of the named executive officers of the Company or Signet, as applicable; or (iv) within one year following a “Change of Control” (as defined below), (x) any material reduction in Executive’s compensatory benefits (other than Base Salary) described in this Agreement (if such other compensatory benefits are not replaced by similar compensatory benefits of substantially equivalent economic value), other than a reduction that impacts substantially all of the named executive officers of the Company or Signet, as applicable; or (y) a material breach by the Company of its obligations to Executive under this Agreement (other than any breach described in Section 4(e)(i), (ii) or (iii), which shall constitute a Constructive Termination irrespective of the occurrence of a Change of Control), which breach remains uncured for 30 days following notice thereof provided by Executive to the Company.

“Change of Control” shall mean the occurrence of any of the following events: (a) the sale or disposition, in one transaction or a series of related transactions of all or substantially all of the assets of the Company to any person or group (such terms within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended); (b) the sale or disposition of more than 50% of the value or voting power of the capital stock of Signet or the Company to any unrelated third party; or (c) the consummation of any merger or consolidation of the Company or Signet with an unrelated third party (it being understood that a capital reconstruction of Signet approved by the Board of Directors of Signet would not constitute such a transaction) that results in a change in the Board of Directors of Signet such that the individuals who constitute the Board of Directors of Signet at any time within the twelve (12)-month period ending immediately prior to such transaction (together with any new directors whose election by such Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the resulting board of directors immediately following the transaction.

(f)   Waiver and Release; Timing of Payments.  As a condition precedent to receiving any payments under this Agreement (other than the Standard Entitlements, as hereinafter defined) by reason of a Termination of Employment, the Executive shall have executed and made irrevocable, within sixty (60) days following the Executive’s Termination of Employment, a waiver and release in substantially the form attached hereto as Exhibit A (subject to changes required by applicable law for an effective general release of claims) (the “Release”).  For purposes of this Agreement, “Standard Entitlements” shall mean, as applicable, as of the date of Termination of Employment, accrued but unpaid Base Salary, accrued but unpaid Annual Bonus and Long Term Bonus that has been that has been earned under the applicable plan or arrangement for a completed Fiscal Year or Performance Period, as applicable, Unused Vacation, and accrued but unpaid benefits to which the Executive is entitled under Sections 3(b), (c), (d), and (f) hereof in accordance with the terms and conditions of the applicable plan or policy.  Notwithstanding anything contained herein to the contrary, and subject to Section 16 and the execution of the Release pursuant to this Section 4(f), the payments under this Agreement that are not Standard Entitlements shall be payable as described in Sections 1 and 4, as applicable; provided, that, the first payment under Section 1(b)(vi), 4(b)(v) or 4(d)(vi), as applicable, shall be made on the sixtieth (60th) day following the date of the Executive’s Termination of Employment and any other such payment that is so delayed until the sixtieth day shall include payment of any amounts that would otherwise have become due during such sixty-day period.  Further, notwithstanding anything contained herein to the contrary, the Executive shall not be required to waive any rights that he has hereunder as a stockholder of the Company, Signet or any of their subsidiaries.

5.   Relocation Expenses.  The Company shall reimburse or pay on behalf of the Executive the expenses listed below that are actually incurred by the Executive from the Start Date until the earlier of June 30, 2011 or the Executive’s actual relocation to Ohio, promptly upon presentation by the Executive to the Company of written invoices, expense statements or such other written supporting information as the

Company may require, all in accordance with the Company’s Relocation Policy (the “Relocation Policy”):

(a)   the cost of a temporary residence for the Executive in Ohio;

(b)   the cost of up to two trips per month for the Executive or his spouse between New York and Ohio;

(c)   the closing costs on the acquisition of the Executive’s new home in Ohio; and

(d)   all relocation and moving expenses of the Executive and the Executive’s family, including the commission on the sale or rental of the Executive’s home in New York.

In addition, the Executive shall be entitled to an additional amount (the “Gross-up Payment”) such that, after reduction for all federal, state and local income taxes, if any, payable by the Executive in respect of the reimbursement by the Company of an expense described in this Section 5 (each, a “Covered Expense”) and the Gross-up Payment, the Executive shall retain an after-tax amount equal to such Covered Expense.  For purposes of this Section 5, the federal, state and local income taxes payable by the Executive in respect of a reimbursement by the Company to the Executive of a Covered Expense or Gross-up Payment shall be determined utilizing the actual tax rates applicable to the Executive in the state and locality of the Executive’s residence.  Any Gross-up Payment shall be made no later than the end of the calendar year next following the calendar year in which the Executive remits the related tax.

No reimbursements or in-kind benefits provided under this Section 5 in respect of one taxable year shall affect the amounts payable in any other taxable year or shall be subject to liquidation or exchange for another benefit.  Any reimbursements made to the Executive pursuant to this Agreement or otherwise shall be paid no later than the last day of the year following the year in which the expense was incurred.

6.   Resignation upon Termination.  Upon the termination of the Executive’s employment hereunder for any reason, the Executive shall immediately be deemed to resign, and shall resign, from all offices and directorships held by him in the Company or any of its subsidiaries or affiliates and shall execute any and all documents reasonably necessary to effect such resignations as requested by the Company.

7.   Confidentiality; Ownership of Developments.

(a)  During the Term of Employment and for any time thereafter, the Executive shall keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the Business (as defined below) of the Company and of any of the subsidiaries or affiliates of the Company, any trade secrets, confidential or proprietary information and documents or materials owned, developed or possessed by the Company or any of the subsidiaries or affiliates of the Company pertaining to the Business of the Company or any of the subsidiaries or affiliates of the Company; provided that such information referred to in this Section 7(a) shall not include information that is or has become generally known to the public or the jewelry trade without violation of this Section 7.

(b)   The Executive acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, data, documentation, writings and applications thereof (collectively, “Works”) relating to the Business or planned business of the Company or any of the subsidiaries or affiliates of the Company that, alone or jointly with others, the Executive may create, make, develop or acquire during the Term of Employment (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company and the Executive hereby assigns to the Company all of his right, title and interest in and to all such Developments.  Notwithstanding any provision of this Agreement to the contrary, “Developments” shall not include any Works that do not relate to the Business or planned business of the Company or any of the subsidiaries or affiliates of the Company.

(c)   For purposes of this Agreement, “Business” shall mean the operation of a retail jewelry business that sells to the public jewelry, watches and associated services.

(d)   The provisions of this Section 7 shall, without any limitation as to time, survive the expiration or termination of the Executive’s employment hereunder, irrespective of the reason for any termination.

8.   Covenants Not to Solicit and Not to Compete.  The Executive agrees that during the Term of Employment and for a period of two years with respect to (a) below and one year with respect to (b) below commencing upon termination of the Executive’s employment, the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(a)   solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of the subsidiaries or affiliates of the Company to terminate his or her employment or engagement with the Company or such subsidiary or affiliate, to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes; or

(b)   directly or indirectly own, manage, control, invest or participate in any way in, consult with or render services to or for any person or entity (other than for the Company or any of the subsidiaries or affiliates of the Company) which is primarily engaged in the retail jewelry business (“primarily” meaning having a product mix consisting of 25% or more jewelry sales per year); provided, however, that the restrictions of this Section 8(b) shall not extend to the ownership, management or control of a retail jewelry business by the Executive following the Termination of Employment provided that such activity is no less than sixty (60) miles distant from any retail jewelry store of Signet at the time of such Termination of Employment; provided that notwithstanding the foregoing, the Executive shall be entitled to own up to 1% of any class of outstanding securities of any company whose common stock is listed on a national securities exchange or included for trading on the NASDAQ Stock Market.

9.   Specific Performance.  The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Business of the Company and the subsidiaries and affiliates of the Company.  By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Sections 7 or 8 hereof, the Company and the subsidiaries and affiliates of the Company would sustain irreparable injury and that monetary damages will not provide adequate remedy to the Company and that the Company shall be entitled to have Sections 7 or 8 specifically enforced by any court having equity jurisdiction.  Nothing contained herein shall be construed as prohibiting the Company or any of the subsidiaries or affiliates of the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from the Executive or cessation of payments hereunder without requirement for posting a bond.  The provisions of this Section 9 shall survive any Termination of Employment.

10.   No Conflicting Obligations.  Executive represents and warrants to the Company that he is not under any obligation to any person, firm or corporation, other than the Company, and has no other interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit, or impair, in any way, Executive’s performance of any of the covenants or duties hereinabove set forth.

11.   Entire Agreement.  This Agreement embodies the entire agreement of the parties with respect to the Executive’s employment and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company.  This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

12.   Governing Law; Jurisdiction.

(a)   Except as otherwise may be preempted by applicable federal law, this Agreement shall be subject to, and governed by, the laws of the State of Ohio applicable to contracts made and to be performed therein, without regard to conflict of laws principles thereof.

(b)   Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of Ohio located in Summit County or in a Federal court located in Cleveland, Ohio.  The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by Ohio law.  Each party irrevocably waives any objection which it may now or hereafter have to the venue of any such suit, action or proceeding brought in such court.

(c)   The prevailing party in any action to enforce any of the provisions of this Agreement shall be entitled to reimbursement from the other party for its or his costs and expenses (including attorneys fees and expenses) incurred in connection with such action.

13.   Assignability.  The obligations of the parties hereto may not be delegated and neither party may, without the prior written consent of the other party, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein, except as hereafter provided.  Any such attempted delegation or disposition shall be null and void and without effect.  The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to, and shall be assumed by and binding upon, any affiliate or successor to the Company.  The term “successor” means, with respect to the Company or any of its subsidiaries, any corporation or other business entity which by merger, consolidation, purchase of the assets or otherwise, including after a Change of Control, acquires all or a material part of the business or assets of the Company.

14.   Severability.  If any provision of this Agreement or any part thereof, including, without limitation, Sections 7 and 8, as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof, which shall be given full effect without regard to the invalid or unenforceable part thereof, or the validity or enforceability of this Agreement.

If any court construes any of the provisions of Section 7 or 8, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court may reduce the duration or restrict or redefine the geographic scope of such provision and enforce such provision as so reduced, restricted or redefined.

15.   Notices.  All notices to the Company or the Executive permitted or required hereunder shall be in writing and shall be delivered personally, by telecopier or by courier service providing for next-day delivery or sent by registered or certified mail, return receipt requested, to the following addresses:

The Company:

Sterling Jewelers Inc.
375 Ghent Road
Akron, Ohio 44333
Fax:   (330) 668-5191
Attn:  Chief Executive Officer

with a copy to:

Signet Jewelers Limited
15 Golden Square

London, W1F 9JG
Fax:    44(207) 734-9376
Attn:   Mark A. Jenkins

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY  10153-0119
Fax:    (212) 310-8007
Attn:   Amy Rubin

The Executive:

Ronald Ristau
Sterling Jewelers Inc.
375 Ghent Road
Akron, Ohio 44333
Fax:    (330) 668-5191

with a copy to:

Fox Rothschild LLP
100 Park Avenue, Suite 1500
New York, NY 10017
Fax:    (212) 692-0940
Attn:   Adam B. Cantor, Esq.

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party.  Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent by courier service providing for next-day delivery, the next business day following deposit with such courier service; and if sent by certified or registered mail, three days after deposit (postage prepaid) with the United States mail service.  Any notice delivered by the Executive to the Company shall be deemed for all purposes hereunder as also delivered to Signet as and when delivered to the Company.

16.   Compliance with Code Section 409A.  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date on which this Agreement is executed (collectively, the “409A Rules”).  The Company shall consult with the Executive in good faith regarding the implementation of this Section 16.

(a)  Separate and Distinct Elements of Compensation.  For purposes of the applicability, if any, of Section 409A of the Code to any compensation paid or benefits provided under this Agreement, the following payments and benefits constitute separate and distinct elements of deferred compensation: (i) any Annual Bonus; (ii) any Long Term Bonus (with the cash and each equity portion thereof being considered separate and distinct elements of deferred compensation); (iii) any reimbursement under Section 5 hereof; (iv) any Gross-Up under Section 5 hereof; and (v) any continuation of Base Salary hereunder for six (6) months or twelve (12) months, as applicable, following the Termination of Employment.

(b)  Payment Delay if Executive Is Specified Employee.  Notwithstanding any provision of the Agreement to the contrary, if at the time of the Executive’s Termination of Employment with the Company and/or Signet, the Executive is a “Specified Employee,” as defined in the Specified Employee Procedure of Signet Group PLC and Members of Its Controlled Group in effect from time to time, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Termination of Employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until first day of the seventh month immediately following the Executive’s Termination of Employment (or, if applicable and earlier, the date on which the payments or benefits would commence under Section 4(b) hereof).

(c)  No Acceleration of Payments or Benefits.  Any payments or benefits hereunder to which the 409A Rules apply may not be accelerated except to the extent permitted under the 409A Rules.

(d) 409A Amendments to Agreement.  If any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the Company shall negotiate with the Executive in good faith any amendments to this Agreement that the Company and/or the Executive determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, provided, however, that the adoption of any such amendments shall require the written consent of the Executive, which consent shall not be unreasonably withheld.

17.   Withholding Taxes.   The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

18.   Directors and Officers Insurance.  During the Term of Employment, the Company shall keep in force for the Executive coverage under a directors and officers liability insurance policy, such coverage to be at a level no less than that maintained for substantially all of the executive officers of the Company or Signet (during the period the Executive is a executive officer of Signet) and substantially all of the members of the Board of Directors Signet (during any period the Executive is a member of the Board of Directors of Signet).

19. Paragraph Headings.  The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

STERLING JEWELERS INC.

By:	/s/ Terry Burman

Name:	Terry Burman
Title:	Director and Executive Chairman

EXECUTIVE

/s/ Ronald W. Ristau
RONALD W. RISTAU

EXHIBIT A

RELEASE

This RELEASE (“Release”) dated as of ___________, 20__ between Sterling Jewelers Inc., a Delaware corporation (the “Company”), and Ronald W. Ristau (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement dated _____, 2010 (the “Employment Agreement”); and

WHEREAS, the Executive's employment with the Company has terminated effective ______ __, 20__ (“Termination Date”);

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:

1. Capitalized terms not defined herein shall have the meaning as defined under the Employment Agreement.

2. In consideration of the Executive’s release under Paragraph 3 hereof, the Company shall pay to the Executive or provide benefits to the Executive as set forth in Section __1, as applicable, of the Employment Agreement, which is attached hereto and made a part hereof.

3. The Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, without limitation, any tort and/or contract claims, common law or statutory claims, claims under any local, state or federal wage and hour law, wage collection law or labor relations law, claims under any common law or other statute, claims of age, race, sex, sexual orientation, religious, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination, including under Title VII of the Civil Rights Acts of 1964 and 1991, as amended (42 U.S.C. §§ 2000e et seq.), Age Discrimination in Employment Act, as amended (29 U.S.C. §§ 621, et seq.); the Americans with Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. §§ 1001 et seq.) and any other law (including any state or local law or ordinance) prohibiting employment discrimination or relating to employment, retaliation in employment, termination of employment, wages, benefits or otherwise. If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial
______________________
1 Insert applicable section.

charges or complaints.  The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company.  The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

4. The Company and the Executive acknowledge and agree that the release contained in Paragraph 3 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates (i) to indemnify the Executive for his acts as an officer or director of Company in accordance with the Certificate of Incorporation and all agreements thereunder, (ii) to pay any amounts or benefits pursuant to Section 2 of this Release or any Standard Entitlements (as defined in the Employment Agreement) to which the Executive is entitled under the Employment Agreement, or (iii) with respect to the Executive’s rights as a shareholder of the Company, Signet or any of their subsidiaries.

5. Executive acknowledges that pursuant to the Release set forth in Paragraph 3 above, Executive is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that Executive’s waiver and release of such rights is knowing and voluntary.  Executive acknowledges that the consideration given for the ADEA waiver and release under this Agreement is in addition to anything of value to which Employee was already entitled.

(a) Executive further acknowledges that he has been advised by this writing that:

(i) Executive should consult with an attorney prior to executing this Release and has had an opportunity to do so;

(ii) Executive has up to twenty-one (21) days within which to consider this ADEA waiver and release;

(iii) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this ADEA waiver and release, but only by providing written notice of such revocation to the Company in accordance with the “Notices” provision in Section 9 of the Employment Agreement;

(iv) the ADEA waiver and release shall not be effective until the seven (7) day revocation period has expired; and

(v) the twenty-one (21) day period set forth above shall run from the date Executive receives this Release.  The Parties agree that any modifications made to this Agreement prior to its execution shall not restart, or otherwise affect, this twenty-one day (21) period.

(b)           It is the intention of the parties in executing this Release that this Release shall be effective as a full and final accord and satisfaction and release of and from all liabilities, disputes, claims and matters covered under this Release, known or unknown, suspected or unsuspected.

6. This Release shall become effective on the first (1st) day following the day that this Release becomes irrevocable under Paragraph 5.  All payments due to the Executive shall be payable in accordance with the terms of the Employment Agreement.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

STERLING JEWELERS INC.

By:

Name:
Title:

RONALD W. RISTAU

21